Exhibit 99.1


FOR IMMEDIATE RELEASE                               September 18, 2003

For further information contact:                    Pamela G. Boone
                                                    Vice President Finance, CFO
                                                    636-733-1600

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                            MAVERICK TUBE CORPORATION
            Provides Guidance on Third Quarter 2003 Operating Results
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St. Louis,  September 18, 2003 - Maverick Tube Corporation  (NYSE: MVK) reported today that third quarter earnings for Maverick are anticipated to be near the bottom of the previously reported range of $0.20 to $0.30 per diluted share.

Gregg Eisenberg, Maverick's Chairman, President and Chief Executive Officer, stated, "The somewhat slower than expected increase in rig count thus far during the quarter, coupled with weak non residential construction activity, has prompted analysts to revise their earnings forecast downward for the quarter. In light of this, we believe it appropriate to give earnings guidance to the market in order to confirm generally the effect of the lower than anticipated rig count and the weaker than anticipated Republic conduit sales on the Company's earnings for the quarter."

Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products used in the energy industry for drilling, production, well servicing and line pipe applications, as well as industrial tubing products (HSS, electrical conduit and standard pipe) used in various applications.

This news release contains forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those in Maverick's Form 10-K for its year ended December 31, 2002.